EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/28/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.42%	0.73%	12.74%
Class B Units	1.40%	0.66%	11.79%
* Subject to independent verification

      COMMENTARY FOR THE WEEK ENDED DECEMBER 28, 2007

Grant Park reported trading profits in all sectors during the last full trading week of 2007.  Positions in the currencies, energies, metals and interest rate products were responsible for the majority of gains.

Long positions in the foreign currency markets benefited from weak US economic data that sent the dollar tumbling for the week.  Weak reports on housing and durable goods sent the dollar lower against the euro as analysts suggested that the data might influence the US Federal Reserve toward another interest rate cut at its January meeting.  Long positions in the British pound and South African rand were profitable, as were short positions in the US dollar index in New York.

Crude oil prices were higher during the week on a combination of geopolitical events, lower inventories and the weaker dollar.   The assassination of Pakistani opposition leader Benazir Bhutto on Tuesday resulted in higher prices as investors fretted over what after effects the tragedy would have on the region.  A report on Thursday showing an unexpected drop in US crude inventories below their five-year average also sent prices higher.  Long positions in unleaded gasoline and heating oil also gained.

Long positions in the metals were profitable after the sell-off in the dollar and geopolitical tensions resulted in higher gold prices; analysts suggested that investors were looking to the precious metal as a safe haven investment.  The February contract gained more than $27, settling the week at $842.70 per ounce.

Lastly, long positions in the interest rate sector reported gains after the weak housing and durable goods data sent prices for short dated products higher.  Concerns over the aftermath of the Bhutto assassination sent prices for longer dated bonds to the upside as investors sought some protection from the volatility of equities markets in the wake of the tragedy.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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